Exhibit 99.1

Isoray Announces Results of Fiscal 2023

Annual Meeting of Stockholders

Stockholders Approve Proposal One Clearing Way for Consummation of Merger

RICHLAND, WASHINGTON – January 30, 2023 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced the results of its adjourned Fiscal 2023 Annual Meeting of Stockholders which was held on January 27, 2023.

The stockholders approved Proposal One which amends the Company’s Certificate of Incorporation to increase the total number of authorized shares of Common Stock to 750,000,000 shares. Proposal One, which required an affirmative vote of a majority of the outstanding common stock for passage, received 71,844,322 share votes in favor of the proposal which represents 50.55% of the total shares outstanding. The passage of Proposal One allows the Company to proceed with the proposed merger with Viewpoint Molecular Targeting, Inc. The Company anticipates completing the merger in the near future.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the timing of the completion of the proposed merger with Viewpoint Molecular Targeting, Inc., and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as the timing and closing of the proposed merger with Viewpoint Molecular Targeting, Inc., including whether all closing conditions are satisfied or waived, whether the merger is completed and, if so, whether the anticipated benefits of the merger are realized. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.